EXHIBIT 5

April 27, 2007

[LETTERHEAD OF DELTA AIR LINES, INC.]

Delta Air Lines, Inc.
Hartsfield-Jackson Atlanta International Airport
Atlanta, Georgia 30320-6001

Re:	Delta Air Lines, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Delta Air Lines, Inc., a Delaware corporation (“Delta”), and have acted as such in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Delta with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 30,000,000 shares of Delta’s common stock, par value $0.0001 per share (the “Shares”), that may be issued in connection with awards granted under the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “Plan”).

I or counsel under my general supervision have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein.

Based on the foregoing, I am of the opinion that, upon the issuance of the Shares as provided in the Plan, the Shares will be duly authorized, validly issued and fully paid and non-assessable.

I am a member of the Bar of the State of Georgia and the foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of Georgia.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Kenneth F. Khoury Kenneth F. Khoury Executive Vice President and General Counsel